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                                                                   Exhibit 10-14


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made effective the 20th day of May, 1996, by and between TANISYS TECHNOLOGY, INC., a Wyoming corporation, with principal offices located at 1310 Ranch Road 620 South, Suite B195, Austin, Texas 78734-6342 (hereinafter referred to as the "Employer"), and GARY W. PANKONIEN, a resident of Austin, Texas (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee has been employed by 1st Tech Corporation, a Texas corporation which has been merged with and into the Employer, and the Employee and Employer desire to enter into an agreement relating to future employment of the Employee, outlining the duties and obligations of each:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, it is agreed as follows:

     1. EMPLOYMENT. The Employer agrees to employ the Employee, and the Employee agrees to be employed by the Employer, subject to the terms and conditions set forth herein.

     2. TERM. Subject to the provisions hereof, the term of the Employee's employment by the Employer under this Agreement shall be for a period of two (2) years commencing on the date hereof. Subject to the mutual consent of the Employer and the Employee, the term of this Agreement shall be automatically extended on each anniversary of this Agreement for an additional one (1)-year term unless, at least thirty (30) days prior to the end of the then effective term, either party shall give the other party written notice of its/his election to terminate this Agreement as of the end of the then effective term. The term of the Employee's employment hereunder, including any renewal of the original term, is hereinafter referred to as the "Employment Period."

     3. POSITION AND DUTIES. During the Employment Period, the Employee shall serve as President, Chief Operating Officer and a member of the Board of Directors of the Employer, with

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such assignments, powers and duties as are assigned or delegated to him by the
Chief Executive Officer of the Employer (which is presently Mark C. Holliday). Employee, or his Designee, will continue to serve as a member of the Board of Directors notwithstanding that he may cease being an Employee of Employer as long as he or his immediate family are the owners of no less than one million (1,000,000) shares of the Common Stock of Employer of that amount of Common Stock of Employer distributed to Employee at the closing of that Agreement and Plan of Merger by and between Employer, Employee and 1st Tech Corporation. Such assignments, powers and duties may, from time to time, be reasonably modified by the Employer, as the Employer's needs may require. The Employee shall also, at the request of the Employer, perform similar services for any Affiliate (as hereinafter defined) of the Employer without additional compensation. The Employee agrees to devote substantially all of his business time, skill, attention and best efforts to the business of the Employer and its Affiliates in the advancement of the best interests of the Employer and its Affiliates. As used in this Agreement, the term "Affiliate" of the Employer means any person or corporation that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under the control of the Employer. Employee will primarily perform his duties in Austin, Texas, and will not be relocated by Employer.

     4.   COMPENSATION.

          A. For all services rendered by the Employee to the Employer during the Employment Period, the Employer shall pay the Employee a salary at the rate of One Hundred Twenty-five Thousand Dollars ($125,000) annually. The compensation is to be payable, subject to such withholdings as are required by law, in installments in accordance with the Employer's customary payroll practices.

          B. The Employee, in addition to the annual salary, will receive a minimum bonus of Two Hundred Thousand Dollars ($200,000) payable pro rata on a monthly basis during the first year of employment under this Agreement.


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          C.   The Employee will receive, in addition to the annual salary, a minimum bonus of One Hundred Fifty Thousand Dollars ($150,000) payable pro rata on a monthly basis during the second year of employment under this Agreement.

          D. For subsequent years, Employer and Employee agree, in good faith, to renegotiate salary, annual bonus and benefit options which shall be at a minimum equal to those received by employees holding a similar position with similar duties in comparable companies located in Texas.

          E. In addition to the above bonus payments, Employee will be entitled to receive other benefits awarded to officers and directors of Employer such as, but not limited to, incentive or stock option programs, money purchase pension plans, profit-sharing plans or other similar benefits.

     5. OFFICE FACILITIES. During the Employment Period, the Employer will furnish the Employee, without charge, suitable office facilities for the purpose of performing his duties hereunder, which facilities shall include secretarial, telephone, clerical and support personnel and services and shall be similar to those furnished to employees of the Employer having comparable positions.

     6. FRINGE BENEFITS; VACATIONS. During the Employment Period, the Employee and Employee's family members shall be entitled to participate in or receive benefits under such pension, medical and life insurance and other employee benefit plans of the Employer which may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other employees of the Employer having comparable positions. The Employee shall be entitled to three (3) weeks of vacation with pay annually and to all holidays provided under Employer's regular holiday schedule. In addition, the Employer will purchase and maintain in force during the term of this Agreement a Two Million Dollar ($2,000,000) key-man term life insurance policy covering the Employee, with the Employer as beneficiary. The Employer agrees to maintain in force director and officer liability insurance during the term of this Agreement in the amount of $1,000,000.


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     7.   EXPENSES.  Subject to such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Employer and compliance therewith by the Employee, the Employee is authorized to incur reasonable expenses, including entertainment, travel, etc., in the performance of his duties hereunder, and the Employer will reimburse Employee monthly for such reasonable out-of-pocket expenses upon the presentation by the Employee of an itemized account and receipts satisfactory to the Employer.

     8.   TERMINATION.

          A. If the Employee dies or becomes disabled during the Employment Period, the Employee's salary and other rights under this Agreement or as an employee of the Employer (except for salary and other rights accrued prior thereto; and except in the event of death or disability, Employer shall pay to the estate or legal representative of Employee the salary and bonus salary, at the annual rate then in effect, until the last to occur of the then scheduled expiration of the term of this Agreement or the expiration of a period of one hundred twenty (120) days following termination by death or disability) shall terminate at the end of the month during which death or disability occurs. For purposes of this Agreement, the Employee shall be deemed to be "disabled" if, at any time during the Employment Period, the Employee shall have been unable to perform the duties of his employment hereunder due to physical or mental incapacity for a period of ninety (90) days or any ninety (90) days in a period of two hundred seventy (270) days.

          B. If the Employee fails to perform his duties hereunder or to comply with any of the provisions hereof because he is guilty of willful and gross neglect; gross negligence; committed an act evidencing dishonesty or fraud or involving moral turpitude; committed an act or course of conduct which constitutes a felony conviction under state or federal law; or is grossly inattentive to the duties required in this Agreement, the Employment Period and the Employee's salary and other rights under this Agreement as an employee of the Employer, subject to 8D below, shall terminate for cause upon written notice from the Employer to the Employee, but such termination shall not affect the liability of the Employee by reason of these


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defined actions.  Notwithstanding the above, Employer must give Employee written notice of being grossly inattentive to the duties required under this Agreement in sufficient detail to allow Employee the opportunity to cure the item of default within five (5) working days or to initiate satisfactory curative action within five (5) working days of receipt of the written notice if the curative action will take more than five (5) days to implement.

          C. If, during the initial two (20)-year employment period, the employment relationship is terminated by Employer other than for "cause" as defined above, Employee shall be entitled to his salary, bonus salary and other benefits calculated for a twenty-four (24)-month period beginning with the first day of the calendar month immediately following the month in which the employment relationship was terminated, but to be no less than Three Hundred Thousand Dollars ($300,000), and such amount shall be payable to Employee within forty-five (45) days after termination date in cash or wired funds.

          D. If it is determined that the Employer has terminated the Employee without cause as determined in accordance with Section 8C above, the Employee will not be subject to the provisions of Section 10, COVENANT NOT TO COMPETE, herein.

     9. COVENANTS NOT TO DISCLOSE. The Employee covenants and agrees that he will not, other than in the ordinary course of business, at any time during or for one (1) year after the termination of his employment by the Employer, communicate or disclose to any person, or use for his own account, or advise, discuss with, or in any way assist any other person or firm in obtaining or learning about, without the prior written consent of the Employer, information concerning any inventions, processes, programs, systems, flow charts or equipment used in, or any secret or confidential information (including, without limitation, any customer lists or trade secrets) concerning, the business and affairs of the Employer or any of its Affiliates acquired by the Employee during the term of his employment by the Employer. The Employee further covenants and agrees that he shall retain all such knowledge and information concerning the foregoing in trust for the sole benefit of the Employer and its Affiliates and their respective successors and assigns.


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     10.  COVENANT NOT TO COMPETE.  The Employee covenants and agrees that, during the Employment Period and for a period of one (1) year after the voluntary resignation of the Employee or termination for cause as outlined in 8B herein, he will not directly render services or advice to, or be engaged in a business during such one-year period which is in competition with the business of the Employer in the geographic area of Employer's business, except in the course of his employment hereunder or except upon the written consent of the Employer.

     11. ESSENTIAL NATURE OF COVENANTS. The covenants of the Employee contained in Sections 9 and 10 shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Employee against the Employer or any of its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of said covenants. The Employee understands that the covenants contained in Sections 9 and 10 are essential elements of the transactions contemplated by this Agreement and, but for the agreement of the Employee to Sections 9 and 10, the Employer would not have agreed to enter into such transactions.

     12. REMEDIES. In the event of a breach or threatened breach by the Employee of Section 9 or 10, the Employer shall be entitled to a temporary restraining order and an injunction restraining the Employee from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

     13. WAIVER OF BREACH. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     14. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs and legal representatives. Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.

     15. SEVERABILITY. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any


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provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

     17. GOVERNING LAW. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Texas.

     18. NOTICE. All Notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first-class mail, postage prepaid, return receipt requested, if to the Employee at 3107 Toro Ring, Austin, Texas 78746, or if to the Employer, at the address listed above, or to such other address as such party shall have specified by notice to the other party hereto as provided in this section.

     19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


                                   TANISYS TECHNOLOGY, INC.



                                   By:  /s/ KEITH D. THATCHER
                                      -----------------------------------------
                                      Vice President and CFO



                                        /s/ GARY W. PANKONIEN
                                      -----------------------------------------
                                        GARY W. PANKONIEN


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